AMENDMENT NO. 2 TO

AMENDED AND RESTATED SUB-ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDMENT NO. 2 TO THE AMENDED AND RESTATED SUB-ADMINISTRATIVE SERVICES AGREEMENT dated January 1, 2001, as amended and assigned (“Amendment”), effective as of January 1, 2007, is by and among Old Mutual Capital, Inc. (“OMCAP”) and SEI Investments Global Funds Services (hereinafter referred to as “SEI GFS”).

WHEREAS, OMCAP serves as the investment advisor and administrator to the Old Mutual Advisor Funds II series funds pursuant to an investment management agreement; and

WHEREAS, OMCAP and SEI GFS are parties to an Amended and Restated Sub-Administration Agreement dated January 1, 2001, as amended and assigned (the “Agreement”), pursuant to which, among other things, SEI GFS agreed to provide certain sub-administrative services on behalf of Old Mutual Advisor Funds II; and

WHEREAS, the parties hereto desire to amend the Agreement on the terms and subject to the conditions provided herein.

NOW, THEREFORE, in consideration of the covenants, representations and warranties contained herein, the parties hereto agree as follows:

1.

Section 1.2.3 (PORTFOLIO VALUATION AND ACCOUNTING). The first sentence of the second paragraph in Section 1.2.3 (PORTFOLIO VALUATION AND ACCOUNTING) of the Agreement is hereby deleted in its entirety and replaced as follows:

SEI GFS shall also prepare Company, Fund and, with respect to multi-class Funds, class expense budgets no less frequently than quarterly and determine the related daily accruals.

2.	Schedule B. The following is hereby inserted at the end of Schedule B of the Agreement:

c. Class-Specific Expense Reporting. With respect to Funds that have two or more classes of shares or other units of interest, each such Fund shall pay to SEI GFS $75 per month for each additional class in excess of one class per Fund.

3.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.
4.

Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

5.

Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

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IN WITNESS WHEREOF this Amendment has been entered into as of the day and year first above written.

OLD MUTUAL CAPITAL, INC. By: /s/ Robert T. Kelly Name: Robert T. Kelly Title: Vice President	SEI INVESTMENTS Global FUNDS Services By: /s/ Stephen Meyer Name: Stephen Meyer Title: Executive Vice President

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